                UNITED STATES SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 Date of Report
                                November 6, 1996


          CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP
   --------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
   --------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


          1-9793                                  52-1483643
-------------------------               ----------------------------------
(Commission File Number)                (IRS Employer Identification No.)


11200 Rockville Pike, Rockville, Maryland              20852
-----------------------------------------    ----------------------------
(Address of principal executive offices)             (Zip Code)


                                 (301) 468-9200
   --------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS
          ------------

     As described in the following News Release, Capital Realty Investors Tax Exempt Fund Limited Partnership has reached an agreement on improving the terms of a previously announced merger with affiliates of Capital Apartment Properties, Inc. In addition, Dominium has withdrawn its solicitation of proxies in opposition to the mergers, and it endorses and supports the revised merger terms.

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


FROM:  CRI, Inc.                     CONTACT:  Susan Backman
       CRITEF, Series I and Series II          CRI
       CRITEF III                              for the CRITEF Partnerships
       The CRI Building                        301-231-0231; or
       11200 Rockville Pike                    James T. Pastore
       Rockville, Maryland 20852               Pastore Communications Group
                                               202-546-6451

       Capital Apartment Properties, Inc.      Les Schupak
       11200 Rockville Pike                    KCSA Public Relations
       Rockville, Maryland 20852               212-682-6565, Ext. 207

       Dominium Tax Exempt Fund L.L.P.         Arthur B. Crozier
       2915 Niagara Lane                       Georgeson & Company Inc.
       Minneapolis, MN 55447                   212-440-9861



     CRITEF General Partners and CAPREIT Announce Increase in Merger Prices,
                Dominium Urges BAC Holders to Support the Mergers


ROCKVILLE, MD., Nov. 6, 1996 -- (AMEX: CRA, CRB, CRL) -- The CRITEF partnerships, CAPREIT and Dominium have jointly announced CAPREIT s agreement to increase the consideration being offered by CAPREIT to BAC Holders in the proposed mergers between the CRITEF partnerships and affiliates of CAPREIT by an aggregate of approximately $6.5 million.

The increased offer will boost the redemption amounts payable to CRITEF BAC Holders in the proposed mergers by approximately $0.60 per BAC. If the Mergers are approved by the requisite vote of BAC Holders, each BAC Holder would now receive, net in cash, a minimum of $15.42 per BAC, in the case of CRITEF, Series I (CRA); $15.11 per BAC, in the case of CRITEF, Series II (CRB); and $15.73 per BAC, in the case of CRITEF III (CRL).

William B. Dockser, Chairman of C.R.I., Inc., the sponsor of the CRITEF partnerships, said: "CAPREIT s improved offer pushes the merger prices to the higher end of the range of values of the CRITEF partnerships determined by the independent investment banking firm that provided the fairness opinions. The General Partners previously recommended the mergers as fair, and the additional monies now being offered to BAC Holders further strengthen our support."

          ------------

Dominium, which previously opposed the mergers, was instrumental in negotiating the improved merger terms with CAPREIT and endorses and supports the revised merger terms. In accordance with a settlement of its various disputes with CAPREIT and the CRITEF partnerships, Dominium also has withdrawn its solicitation of proxies in opposition to the mergers.

Jack Safar, a partner in Dominium, said: "We are pleased to have played a role in securing an improved offer for the BAC Holders. We believe that the improved merger offer maximizes value for all BAC Holders and we support it. We recommend approval of the mergers and strongly encourage all BAC Holders to vote in favor of the improved mergers."

The CRITEF partnerships have rescheduled the special meetings of BAC Holders to vote on the proposed mergers to November 27, 1996 and have set a new record date of November 12, 1996 for BAC Holders eligible to vote at the special meetings. The meetings had originally been set for October 29, 1996 and subsequently postponed to November 8, 1996. Approval of the mergers requires the affirmative vote of the holders of a majority of the outstanding BACs of the respective CRITEF partnerships.

The CRITEF partnerships will soon mail to all BAC Holders of record on the record date a supplement to the CRITEF partnerships Joint Proxy Statement describing, among other things, the improved Merger terms, the terms of, and payments made in connection with, the Dominium settlement, and additional voting procedures for BAC holders.

The CRITEF partnerships together hold 18 tax-exempt mortgage revenue bonds used to finance multifamily housing communities. Formed by C.R.I., Inc. in 1986 and 1987, the partnerships began trading on the American Stock Exchange on July 1, 1993.

CAPREIT, based in Rockville, Maryland, is a self-managed private real estate investment trust. CAPREIT owns 30 multifamily communities containing 7,512 units located in 10 states. In addition, CAPREIT manages another 39 apartment communities (including 14 of the CRITEF communities) for third-party owners. The largest investor in CAPREIT is Apollo Real Estate Investment Fund, L.P.

Dominium, through its affiliated companies, owns or manages approximately 14,000 multi-housing units across the country and has 25 years experience in real estate development and property management. In addition to its Minneapolis headquarters, Dominium has offices in Milwaukee, Chicago, Atlanta and Miami.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Capital Realty Investors Tax Exempt Fund
                                Limited Partnership
                                             (Registrant)

                              By:  CRITEF Associates Limited Partnership,
                                     General Partner

                              By:  C.R.I., Inc., Managing General Partner


November 8, 1996                   /s/ Deborah K. Browning
------------------            By:  --------------------------------------
Date                               Deborah K. Browning
                                   Vice President/Chief Accounting
                                     Officer